Medium Term Securities Linked to the UBS V10 Currency Index with Volatility Cap

UBS AG

November 4, 2009

PROSPECTUS SUPPLEMENT (To Prospectus dated January 13, 2009)

Prospectus Supplement
Medium Term Securities Linked to the UBS V10 Currency Index with Volatility Cap

UBS AG from time to time may offer and sell medium term securities (which we refer to as the “Securities”) with a return linked to the performance of the UBS V10 Currency Index with Volatility Cap (which we will sometimes refer to as the “UBS V10 Currency Index” or the “Index”). The UBS V10 Currency Index is a proprietary index, developed and administered by UBS, that reflects the notional performance of an automated algorithmic trading strategy designed to identify and exploit trends in certain foreign exchange forward rates. This prospectus supplement describes the UBS V10 Currency Index, as well as some of the general terms that may apply to the Securities and the general manner in which they may be offered. The specific terms of any Securities that we offer, including the manner in which payment at maturity will be calculated, the extent to which the principal of such Securities will be protected at maturity and any additional terms of such Securities will be described in a free writing prospectus and a pricing supplement to this prospectus supplement (together, the “applicable terms supplement”). If there is any inconsistency between the terms described in the applicable terms supplement and those described in this prospectus supplement or in the accompanying prospectus, the terms described in the applicable terms supplement will control. The general terms of the Securities we may offer are described in this prospectus supplement and, unless otherwise specified in the applicable terms supplement, may include the following:

Issuer:
UBS AG. The booking branch of UBS AG will be set forth in the applicable terms supplement.
Principal Amount:
Each Security will have a principal amount of $10.00, unless otherwise specified in the applicable terms supplement.
Index:
UBS V10 Currency Index with Volatility Cap (Bloomberg Ticker: UBFSV10V <Index>). See the discussion under “The UBS V10 Currency Index with Volatility Cap” commencing on page PS-17.
Principal Protection:
The Securities may or may not offer principal protection. The applicable terms supplement will specify whether, the extent to which and under what circumstances a percentage of your investment (the “Protection Percentage”) in the Securities will be protected.

If the Securities have no principal protection or contingent principal protection, you may lose some or all of your investment. If the Securities have partial principal protection, you may lose up to a certain portion of your investment. In order to benefit from any principal protection offered by the Securities, you must hold your Securities to maturity.
Coupon Payments:
During the term of the Securities you may receive periodic cash payments. These payments will be calculated according to a formula specified in the applicable terms supplement (the “Coupon Payment Formula”). The Coupon Payment Formula may be based on the Index Return or another measure of the performance of the UBS V10 Currency Index over the relevant valuation period, in each case as may be specified in the applicable terms supplement.
Payment at Maturity:
At maturity, you will receive a cash payment that will be calculated according to a formula that will be specified in the applicable terms supplement (the “Payment at Maturity Formula”). The Payment at Maturity Formula will be based on the Index Return, as specified in the applicable terms supplement.
Payment on Call Date:
For Securities with an autocall feature, unless otherwise specified in the applicable terms supplement, if the Securities are called, you will receive a cash payment on the Call Settlement Date (as specified in the applicable terms supplement) according to a formula that will be specified in the applicable terms supplement (the “Payment at Call Formula”).
Payment on Early Exchange:
For Securities with an exchange right feature, unless otherwise specified in the applicable terms supplement, you will have the right to exchange your Securities on certain predetermined dates (as specified in the applicable terms supplement) (each, an “Exchange Date”) for a cash payment, determined on the applicable valuation date (as specified in the applicable terms supplement) (the “Exchange Valuation Date”) according to a formula that will be specified in the applicable terms supplement (the “Payment on Early Exchange Formula”).
Index Return:
Unless otherwise specified in the applicable terms supplement, the Index Return, which may be positive or negative, is a measure of the performance of the Index over a period of time, expressed as a percentage, calculated as follows:
Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:
The Index Starting Level will be the level of the Index at approximately 4:00 p.m., Zurich time, on the Trade Date or such other date specified in the applicable terms supplement.
Index Ending Level:
The Index Ending Level will be the level of the Index at approximately 4:00 p.m., Zurich time, on the Final Valuation Date or such other applicable valuation date.
Final Valuation Date:
As specified in the applicable terms supplement.
Trade Date:
The date on which the offering of Securities is priced, as specified in the applicable terms supplement.
Participation Rate:
The Securities may or may not offer a Participation Rate. The Participation Rate, if applicable, will be specified in the applicable terms supplement.
No Listing:
The Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:
UBS AG, Zurich

The applicable terms supplement will describe the specific terms of the Securities, including any changes to the terms specified in this prospectus supplement.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The applicable terms supplement will specify the category that applies to the Securities. For a more detailed description of each of the four categories, please see “Structured Product Characterization” in the applicable terms supplement.

See “Risk Factors” beginning on page PS-8 of this prospectus supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Investment Bank

Prospectus Supplement dated November 4, 2009

ADDITIONAL INFORMATION ABOUT THE MEDIUM TERM SECURITIES
LINKED TO THE UBS V10 CURRENCY INDEX

You should read this prospectus supplement together with the prospectus dated January 13, 2009, relating to our Medium Term Securities, Series A, of which the Securities are a part, the Currency and Commodity Supplement dated January 13, 2009, and any free writing prospectus or pricing supplement that we may file with the SEC from time to time relating to the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

➢	Currency and Commodity Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000045/v136621_69520-424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001114446.

INDEX

Prospectus supplement

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

i

Prospectus Supplement Summary

This prospectus supplement describes terms that will apply generally to the Securities. Prior to the date on which an offering of Securities is priced (the “Trade Date”), UBS AG may prepare a separate free writing prospectus that will apply specifically to that offering and will describe, in each case as and if applicable, the Payment at Maturity Formula, the Coupon Payment Formula, the Participation Rate, the Payment at Call Formula and the Payment on Early Exchange Formula (collectively the “Payment Formulas”) and the principal protection features, and will include the specific terms of the offering, as well as any changes to the general terms specified in this prospectus supplement. On the Trade Date, UBS AG will prepare a pricing supplement that, in addition to any principal protection features, any Participation Rate, the Payment Formulas, and any changes or additions to the general terms specified in this prospectus supplement, will also include the specific pricing terms for that issuance. Any free writing prospectus and pricing supplement should be read in connection with this prospectus supplement and the accompanying prospectus and Currency and Commodity Supplement.

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this prospectus supplement, when we refer to the “Securities,” we mean the Medium Term Securities linked to the UBS V10 Currency Index. References to the “accompanying prospectus” mean the UBS prospectus dated January 13, 2009, references to the “Currency and Commodity Supplement” mean the Currency and Commodity Supplement dated January 13, 2009 and references to the “applicable terms supplement” mean any free writing prospectus and pricing supplement that describe the specific terms of your Securities.

What are the Medium Term Securities linked to the UBS V10 Currency Index?

The Medium Term Securities linked to the UBS V10 Currency Index are medium-term securities issued by UBS AG, the return on which is linked to the performance of the UBS V10 Currency Index. The UBS V10 Currency Index notionally invests in a dynamically adjusted basket consisting of equally weighted positions in three-month foreign exchange forward contracts on the U.S. dollar (which we refer to as “foreign exchange forward contracts”) against six currencies (which we refer to as the “Selected Currencies”) with the three highest and the three lowest interest rates for one-month deposits in such currencies from a group of nine currencies (which we refer to as the “Eligible Currencies”). We refer to those currencies with the highest interest rates as the “high yielding currencies” and those with the lowest interest rates as the “low yielding currencies.” Initially, the notional basket will consist of hypothetical long positions in forward contracts on the high yielding currencies and hypothetical short positions in forward contracts on the low yielding currencies, or short positions in forward contracts on the high yielding currencies and long positions in forward contracts on the low yielding currencies, depending on the volatility of the spot rates for the Eligible Currencies in the foreign exchange market, as measured by the Volatility Filter (which we describe in more detail below).

The notional basket will be reconstituted every six months such that a new equally weighted notional basket of hypothetical long and short forward positions is created, with the notional size of the basket reflecting the increase or decrease in the value of the notional basket over the prior six-month period. In addition, if on any business day (other than a day on which the notional basket would be reconstituted as described above) the rankings of the Eligible Currencies based on prevailing interest rates shift such that the group of Selected Currencies changes, then the notional basket will be adjusted by notionally closing out at prevailing market rates the forward positions in the currencies to be replaced and notionally entering into new forward positions in the new Selected Currencies. The new hypothetical forward positions will be deemed to expire on the same day as the forward positions that they replaced.

Generally, the design of the UBS V10 Currency Index reflects a view that foreign exchange forward rates are biased estimators of future foreign exchange spot rates and that currencies that trade at a forward discount (i.e., currencies whose forward exchange rate is lower than the current spot exchange rate) tend to outperform, on average and over time, currencies that trade at a forward premium (i.e., currencies whose forward exchange rate is higher than the current spot exchange rate). This is commonly referred to as “forward rate bias.” The Index also reflects a view that this tendency may be reversed during periods of high volatility in foreign exchange markets when exchange rates may be likely to reverse directions. When considering an investment in the Securities, you should be aware that while historically there has been some empirical evidence to support these views, the basis for these views is not entirely clear. In addition, historical performance is not an indicator of future performance. A full description of the Index and its methodology may be found below under the caption “The UBS V10 Currency Index with Volatility Cap” beginning on page PS-17.

We may issue separate offerings of Securities, with each offering subject to the particular terms set forth in the terms supplement related to such offering. For example, the applicable terms supplement will specify the Trade Date, the Final Valuation Date, the Maturity Date, the index fee, the Participation Rate, the Protection Percentage and the Payment Formulas, in each case if and as applicable, for each offering of Securities. Each Security is a separate and distinct security, and you may invest in one or more of the Securities. The performance of each Security will depend upon the performance of the UBS V10 Currency Index and will not depend on the performance of any other Securities previously or subsequently offered.

What payments will you receive on the Securities?

The amount payable to you at maturity, if any, will be based on the Index Return and will be calculated according to a formula specified in the applicable terms supplement (the “Payment at Maturity Formula”).

Unless otherwise specified in the applicable terms supplement, the “Index Return,” which may be positive or negative, will be expressed as a percentage and calculated pursuant to the following formula:

Index Ending Level – Index Starting Level

Index Starting Level

The “Index Starting Level” will equal the level of the Index at approximately 4:00 p.m., Zurich time, on the Trade Date or such other date specified in the applicable terms supplement and the “Index Ending Level” will equal the level of the Index at approximately 4:00 p.m., Zurich time, on the Final Valuation Date or other applicable valuation date.

Subject to adjustment upon the occurrence of a Disruption Event, the Trade Date, the Final Valuation Date and the Maturity Date will be the dates specified in the applicable terms supplement.

If so specified in the applicable terms supplement, you may receive periodic payments during the term of your Securities. These periodic payments may be based on the Index Return or another measure of the performance of the UBS V10 Currency Index for the relevant period and will be calculated according to a formula specified in the applicable terms supplement (the “Coupon Payment Formula”).

For Securities with an autocall feature, unless otherwise specified in the applicable terms supplement, the amount payable to you on the Call Settlement Date (as specified in the applicable terms supplement) will be based on the level of the Index at approximately 4:00 p.m., Zurich time, on the Observation Date (as specified in the applicable terms supplement), and calculated according to a formula specified in the applicable terms supplement (the “Payment at Call Formula”).

For Securities with an exchange right feature, unless otherwise specified in the applicable terms supplement, you will have the right to exchange your Securities on Exchange Dates (as specified in the applicable terms supplement), for a cash payment determined on the applicable Exchange Valuation Date (as specified in the applicable terms supplement), and calculated according to a formula specified in the applicable terms supplement (the “Payment Early Exchange Formula”).

What is the index fee?

Unless otherwise specified in the applicable terms supplement, there will be no index fee for the Securities. If an index fee is so specified in the applicable terms supplement, the Payment Formulas for your Securities will provide for a fee payable to our affiliate, UBS AG, Zurich, which will be deducted from amount(s), if any, payable on your Securities. Any such index fee will equal to a percentage per annum of the principal amount of your Securities specified in the applicable terms supplement or will be determined pursuant to such other formula specified in the applicable terms supplement, in each case calculated by the Calculation Agent in its sole discretion.

Who calculates and publishes the level of the UBS V10 Currency Index?

The Index is calculated and published by UBS. The level of the Index as of approximately 4:00 p.m., Zurich time, is published by UBS on each business day. Daily Index levels are available under the symbol “UBFSV10V <Index>” from Bloomberg, on Reuters page UBFCABSV=UBSL and on the UBS website on a page to be specified in the applicable terms supplement. Reuters and Bloomberg have no obligation to continue to provide daily levels of the Index, and may discontinue doing so at any time in their sole discretion. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index on the Final Valuation Date or any other applicable valuation date.

Are the Securities Principal Protected?

The Securities may offer no principal protection or may offer full, contingent or partial principal protection. We will specify in the applicable terms supplement whether, and the extent to which, the Securities offer principal protection. Any such principal protection may be contingent or otherwise limited, as specified in the applicable terms supplement. If your Securities are not principal protected, you may lose all or some of your investment at maturity. If your Securities have partial principal protection, you may lose up to a certain portion of your investment at maturity. Because the Securities are unsecured obligations of UBS, payment of any amount is subject to UBS’ ability to pay its obligations as they become due. See “—What are some of the risks of the Securities?” on page PS-4 and “Risk Factors starting on page PS-8.

Participation Rate

The Securities may offer you the opportunity for leveraged exposure to the UBS V10 Currency Index. In such cases, the Index Return may be multiplied by a certain number, expressed as a percentage (the “Participation Rate”) when calculating the payments due on your Securities. We will specify the Participation Rate, if any, applicable to your Securities in the applicable terms supplement. Unless otherwise specified in the applicable terms supplement, the Participation Rate will only apply if the Index Return or other measure of performance of the UBS V10 Currency Index for the relevant period is positive.

The Securities Are Part of a Series.

The Securities are part of a series of debt securities entitled “Medium Term Securities, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This prospectus supplement summarizes general financial and other terms that apply to the Securities. Terms that apply generally to all Medium Term Securities, Series A, are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Specific Terms of Each Issuance of Securities Will Be Described in the Applicable Terms Supplement.

The specific terms of your Securities will be described in the applicable terms supplement accompanying this prospectus supplement. The terms described there supplement those described here and in the accompanying prospectus. If the terms described in the applicable terms supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the applicable terms supplement will control.

Any applicable terms supplement, including any free writing prospectus, should be read in connection with this prospectus supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your Securities as described in the applicable terms supplement, an investment in the Securities may offer the following features:

➢	Growth Potential —The Securities provide the opportunity for exposure to the UBS V10 Currency Index at the Participation Rate, if any, specified in the applicable terms supplement. In general, the Index is based on a statistical arbitrage strategy that seeks to capitalize on an assumed forward rate bias in foreign exchange markets.
➢	Preservation of Capital — If the Securities in which you invest offer principal protection, such Securities will provide you with at least the principal amount of your Securities multiplied by the Protection Percentage if you hold such Securities to maturity, regardless of the Index Return or other measure of the performance of the UBS V10 Currency Index for the relevant period. If applicable, the Protection Percentage will be set forth in the applicable terms supplement.
➢	Volatility Filter ––The Volatility Filter functions as an indicator that triggers a reversal of the notional open positions in the foreign exchange forward contracts underlying the UBS V10 Currency Index during times when our model indicates that, based on the assumptions reflected in the design of the Index, long positions in low yielding currencies and short positions in high yielding currencies are likely to outperform long positions in high yielding currencies and short positions in low yielding currencies.
➢	Diversification — The Securities may provide diversification within the foreign exchange portion of your portfolio through exposure to the UBS V10 Currency Index and its constituents.
➢	U.S. Dollar Denominated —Unless otherwise specified in the applicable terms supplement, the Securities trade in and are settled in U.S. dollars.

You should review the applicable terms supplement carefully to determine the purchase considerations relevant to your Securities. Your Securities may not provide some of the features outlined above.

What are some of the risks of the Securities?

Because the Securities we may offer are expected to have different terms with different features — such as different principal protection, participation and payment features — such Securities may have different risk profiles that may be suitable for some investors, but not others, depending upon their risk tolerance. It is important that you review the applicable terms supplement carefully to understand fully the specific risks that apply to your Securities, some of which are summarized generally below. Other general risks summarized below may not apply to your Securities. Accordingly, we urge you to read the more detailed explanation of the risks that apply to your Securities as set forth in the applicable terms supplement, together with the general risks described in the “Risk Factors” starting on page PS-8 of this prospectus supplement.

➢	Negative Return/Loss of Principal — The Securities may offer only partial principal protection, contingent principal protection or no principal protection at all. If the Securities offer partial principal protection, the Index Return is negative and the absolute value of the Index Return is greater than the Protection Percentage, you will lose a predetermined percentage (as specified in the applicable terms supplement) of your investment for each 1% (or fraction thereof) that the absolute value of the Index Return exceeds the Protection Percentage. If the Securities offer contingent protection, the principal amount of your Securities will be protected ONLY if the level of the Index never moves beyond the “trigger” level (as specified in the applicable terms supplement) on any trading day during the “observation period” (as specified in the applicable terms supplement) and the Securities are held to maturity. If the Securities do not offer any principal protection, the return on the Securities will be fully exposed to any adverse movement in the level of the Index and a negative Index Return will reduce the cash payment you receive at maturity to below the principal amount of your Securities. Accordingly, in such cases, you may lose some or all of your investment.
➢	No principal protection unless you hold the Securities to maturity — The principal protection features of the Securities will be specified in the applicable terms supplement. If the Securities offer full principal protection, partial principal protection or contingent principal protection, you must hold your Securities to maturity in order to benefit from such principal protection. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Securities in the secondary market prior to maturity, you will not receive the benefits of any principal protection.
➢	Market risk — The return on the Securities, which may be positive or negative, is linked to the performance of the UBS V10 Currency Index and will depend on whether, and the extent to which, the Index Return or any other measure of performance of the Index specified in the applicable terms supplement is positive or negative. The Index Return is dependent upon the performance of the underlying foreign exchange forward contracts, which, in turn, will be affected by fluctuations in the markets for the Eligible Currencies relative to the U.S. dollar. The value of the Securities may be affected by a number of economic and market factors that will affect the market for the Securities and foreign exchange markets generally.
➢	Foreign exchange market risks — Foreign exchange markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in foreign exchange markets within very short periods of time. Foreign exchange rate risks include, but are not limited to, convertibility risk, transferability risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign exchange. These factors may affect the values of the underlying foreign exchange forward contracts, the level of the UBS V10 Currency Index and the value of your Securities in varying ways. Different factors may cause the values of the UBS V10 Currency Index components and the volatility of their prices to move in inconsistent directions at inconsistent rates.
➢	Owning the Securities is not the same as owning the underlying foreign exchange forward contracts — The return on your Securities may differ from the return you would realize if you actually purchased the underlying foreign exchange forward contracts and converted your gains and losses into U.S. dollars on the Final Valuation Date. In addition, if so specified in the relevant terms supplement, the Securities may be subject to an index fee equal to a percentage per annum of the principal amount of the Securities. Favorable movement of the level of the UBS V10 Currency Index during the term of the Securities does not guarantee that the market value of the Securities will increase. It is also possible for the level of the UBS V10 Currency Index to move in a manner that is favorable to your position while the market value of the Securities declines.
➢	Exposure to the Credit of UBS — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.
➢	No interest payments or income from the Securities — Unless so specified in the applicable terms supplement, you will not receive any interest or other payments during the term of your Securities.
➢	No Listing — No offering of the Securities will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Securities may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Securities, although they are not required to do so and, if they do, may stop at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
➢	Secondary market impact — The secondary market price of the Securities will be influenced by many factors including the level of the UBS V10 Currency Index, volatilities, the supply and demand for the Securities and interest rates.
➢	Potential Conflicts — UBS and its affiliates play a number of roles in connection with the Securities, including publishing and disseminating the level of the Index, acting as Calculation Agent and hedging our obligations under the Securities. The economic interests of the Calculation Agent and other affiliates in performing these duties may be adverse to your interests as a holder of the Securities. In addition, UBS or its affiliates may publish research, express opinions or make recommendations that are inconsistent with investing in or holding the Securities. Such research, opinions or recommendations could affect the performance of the UBS V10 Currency Index, the volatility of foreign exchange markets or the market value of the Securities. We encourage you to consult your own financial advisors and make your own independent investigation regarding the merits of the UBS V10 Currency Index and an investment in the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest) on PS-38.

Are the Securities a Suitable Investment for you?

Because the Securities we may offer are expected to have different terms with different features — such as different protection, participation and payment features — each offering of Securities may have a different risk profile that may be suitable for some investors, but not others, depending upon their risk tolerance. The applicable terms supplement for your Securities will set forth the specific terms of your Securities as well as the relevant risks. We will describe in the applicable terms supplement features to consider when determining whether a particular Security might be suitable for you. We strongly recommend that you consult your own advisor in determining whether or not a particular Security may be suitable for you.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products but should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% (or a portion thereof) of principal for every 1% (or portion thereof) decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset. In order to benefit from any type of principal protection, investors must hold the security to maturity.

Classification of structured products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

Hypothetical Payment Amounts on Your Securities

The applicable terms supplement will include hypothetical calculations, which may be presented in tables, charts or other formats, showing hypothetical examples of the performance of your Securities at maturity, on a Coupon Payment Date, on an Exchange Date or on a Call Settlement Date, as the case may be, and the cash payment that would be delivered for each of your Securities on such dates, based on the applicable Payment Formulas, a range of hypothetical Index Starting Levels and Index Ending Levels and on various key assumptions shown in the applicable terms supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical Index Ending Levels on the Final Valuation Date or any other applicable valuation date could have on the payments you receive on your Securities. Such hypothetical table, chart or calculation will be based on hypothetical levels of the UBS V10 Currency Index that may not be achieved on the Final Valuation Date or any other applicable valuation date, and on assumptions regarding terms of the Securities that will not be set until the Trade Date.

As calculated in the applicable terms supplement, the hypothetical payment amounts on your Securities on the Maturity Date, the Coupon Payment Date, the Exchange Date or the Call Settlement Date, as the case may be, may bear little or no relationship to the actual market value of your Securities on such dates or at any other time, including any time over the term of the Securities that you might wish to sell your Securities. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in the Securities, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your Securities might be, it may bear little or no relation to—and may be much less than—the financial return that you might achieve were you to invest directly in the underlying foreign exchange forward contracts. Among other factors, an investment directly in the underlying foreign exchange forward contracts is likely to have tax consequences that are different from an investment in the Securities, which may cause the financial return on your Securities to differ from the financial return you would receive by investing directly in the underlying foreign exchange forward contracts.

We describe various risk factors that may affect the market value of the Securities, and the unpredictable nature of that market value, under “Risk Factors” beginning on page PS-8 of this prospectus supplement.

We cannot predict the performance of the UBS V10 Currency Index during the term of your Securities. Moreover, the assumptions we make in connection with any hypothetical calculations included in the applicable terms supplement may not reflect actual events. Consequently, such hypothetical calculations may give little or no indication of the payment that will be delivered in respect of your Securities on the Maturity Date, Coupon Payment Date, Exchange Date or Call Settlement Date, as the case may be, nor should it be viewed as an indication of the financial return on your Securities or of how that return might compare to the financial return if you were to invest directly in underlying foreign exchange forward contracts.

Risk Factors

The return on the Securities is linked to the performance of the UBS V10 Currency Index. Investing in the Securities is not equivalent to investing directly in the UBS V10 Currency Index or the underlying foreign exchange forward contracts. This section describes the most significant risks relating to the Securities. We urge you to read the following information about these risks, together with the other information in this prospectus supplement, the accompanying prospectus and the applicable terms supplement before investing in the Securities.

If the Securities do not offer principal protection, the Securities will be fully exposed to an adverse movement in the level of the UBS V10 Currency Index. You may lose some or all of your principal.

The principal protection features of the Securities will be specified in the applicable terms supplement. Unless otherwise specified in the applicable terms supplement, if the Securities do not offer principal protection, the Securities will be fully exposed to any adverse movement in the level of the UBS V10 Currency Index and, if the Index Return is negative, you will lose some or all of your investment.

If the Securities offer partial principal protection, you may lose some of your investment.

The principal protection features of the Securities will be specified in the applicable terms supplement. Securities that offer partial principal protection differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your Securities at maturity if the Index Return is negative in excess of the Protection Percentage specified in the applicable terms supplement. Accordingly, if the Index Return is negative and the absolute value of the Index Return exceeds the Protection Percentage, you will lose a predetermined percentage (as specified in the applicable terms supplement) of your investment for each 1% (or fraction thereof) by which the absolute value of the Index Return exceeds the Protection Percentage. In addition, you must hold your Securities to maturity in order to benefit from the partial principal protection.

If the Securities offer contingent principal protection, the Securities do not guarantee any return of principal at maturity.

The principal protection features of the Securities will be specified in the applicable terms supplement. Securities that offer contingent principal protection differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your Securities at maturity if the Index Return is negative and the level of the UBS V10 Currency Index moves beyond the “trigger level” (as specified in the applicable terms supplement) on any trading day during the “observation period” (as specified in the applicable terms supplement). In that case, we will deliver to you at maturity an amount in cash calculated in accordance with the Payment at Maturity Formula, which will be less than the principal amount of your Securities. Accordingly, you may lose some or all of your investment if the Index Ending Level has declined relative to the Index Starting Level, and the level of the UBS V10 Currency Index moves beyond the trigger level on any trading day during the observation period. In addition, you must hold your Securities to maturity in order to benefit from the contingent principal protection.

If the Securities offer 100% principal protection, partial principal protection or contingent principal protection, such principal protection will only apply if you hold your Securities to maturity.

The principal protection features of the Securities will be specified in the applicable terms supplement. If the Securities offer 100% principal protection or partial principal protection, you will be guaranteed the minimum payment of the principal amount of your Securities times the Protection Percentage only if you hold your Securities to maturity. If you sell your Securities in the secondary market prior to maturity, you will not receive any principal protection on the portion of your Securities sold. You must hold your Securities to maturity in order to benefit from any principal protection.

Risk Factors

Investment in the Securities carries the risks associated with investing in the UBS V10 Currency Index.

The UBS V10 Currency Index seeks to capitalize on arbitrage opportunities resulting from an assumed forward rate bias in foreign exchange markets through investment in foreign exchange forward contracts. The performance of the Index will be determined by reference to spot and forward exchange rates, volatility and interest rates associated with the Eligible Currencies. If the Eligible Currencies perform in a manner different than anticipated by the UBS V10 Currency Index, the Index may perform poorly or produce a negative return. No assurance can be given that the UBS V10 Currency Index will outperform any alternative index based on the same group of Eligible Currencies.

The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity.

The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

The UBS V10 Currency Index’s volatility cap may not be successful in limiting its volatility and may have an adverse impact on its performance.

If, on any business day, the volatility of the UBS V10 Currency Index over the prior 65 business days (without giving effect to the volatility cap) exceeds a certain threshold, a leverage factor of less than one will be applied to the Index with the goal of reducing its future volatility. The specific leverage factor to be applied will depend on the extent to which the historical volatility has exceeded the threshold and will continue to be applied until the volatility of the Index, as measured over the prior 65 business days, no longer exceeds the specified threshold. However, the volatility cap may be unsuccessful in effectively limiting the volatility of the Index. In addition, use of a leverage factor of less than one where the historical volatility has exceeded the specified threshold may have an adverse impact on the return on your Securities where the Index exhibits positive performance. See “The UBS V10 Currency Index with Volatility Cap — Application of the Volatility Cap.”

UBS will determine the market price of the foreign exchange forward contracts underlying the Index.

The foreign exchange forward contracts underlying the Index are standard three-month foreign exchange forward contracts traded in the over-the-counter market. The prices of such contracts used to calculate gains and losses from notional settlement of hypothetical positions will be based on the market prices at 4:00 p.m. Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the applicable valuation date. See “The UBS V10 Currency Index with Volatility Cap.”

The return on your Securities may be limited by the maximum gain on the Securities or by an absolute return barrier or a similar feature of the Securities.

You will receive cash payments based on the performance of the UBS V10 Currency Index according to the applicable Payment Formulas. The applicable Payment Formulas may be based on the Index Return, which may be enhanced by a Participation Rate greater than 100%, subject to a maximum gain on the Securities, if applicable. Accordingly, in such cases, the maximum payment amount on the Securities may be capped and you will not benefit from a positive Index Return (as enhanced by the Participation Rate) in excess of the maximum gain.

Risk Factors

Alternatively, the applicable Payment at Maturity Formula may limit the appreciation potential of the Securities to an “absolute return barrier” (a percentage to be specified in the applicable terms supplement), regardless of the performance of the UBS V10 Currency Index. In such a case, if the Index Ending Level is beyond the “upper barrier” or beyond the “lower barrier” during the observation period (as specified in the applicable terms supplement), your payment will be limited to the principal amount of your Securities. Accordingly, should the applicable Payment at Maturity Formula contemplate such an absolute return barrier or a similar feature, you may earn a return less than the return on a direct investment in a security whose return is based solely on the performance of the UBS V10 Currency Index over the term of your Securities without such limitation.

Actions by the Index Sponsor could result in an acceleration of the Final Valuation Date and Maturity Date for your Securities.

In its discretion, the Index Sponsor may modify the methodology used to calculate the level of the Index, as it deems appropriate, if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of trading in or any other events affecting any Eligible Currency). The Index Sponsor may also discontinue publication of the Index, including after events or circumstances that the Index Sponsor determines would make calculation of the Index impossible or impracticable.

If the Index Sponsor makes a material change to the methodology for calculating the Index, or if the Index Sponsor suspends or discontinues publication of the Index and such suspension or discontinuation continues for more then ten business days, then the Final Valuation Date will be accelerated and the Calculation Agent will determine the value of the Index for such Final Valuation Date, as accelerated. Although the Calculation Agent will calculate such Index value in a commercially reasonable manner designed to determine the value of the Index that would have existed were it not for such modification, suspension or discontinuation, there can be no assurance that such modification, suspension or discontinuation will not adversely impact the value of your Securities.

The liquidity, trading value and amounts payable on the Securities are subject to foreign exchange rate and foreign exchange control risks. Such risks include, but are not limited to, convertibility risk, transferability risk, market volatility and potential interference by the governments of the United States and other foreign countries.

Foreign exchange markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies but also in relation to developed nations’ currencies, and significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time.

The value of any currency may be affected by complex political and economic factors. The foreign exchange rate of any currency relative to the U.S. dollar is at any moment a result of the supply and demand for the two currencies, and changes in the foreign exchange rate result, over time, from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country, the United States and other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the originating country and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the originating country, the United States and other countries important to international trade and finance.

The actions of the government of the United States and other sovereign nations could affect the value of the Securities.

Foreign exchange rates can either float or be fixed by sovereign governments. Foreign exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or

Risk Factors

imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be significantly and unpredictably affected by the actions of sovereign governments. Such actions could change or interfere with freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. In addition, certain actions by the government of the United States and other sovereign nations could result in changes to the methodology used by the Index Sponsor to calculate the level of the Index and therefore an acceleration of the Final Valuation Date and Maturity Date of the Securities. See “UBS V10 Currency Index with Volatility Cap—Index Administration” on PS-20 and “Actions by the Index Sponsor could result in an acceleration of the Final Valuation Date and Maturity Date for your Securities” on PS-10 for more information.

The interest rates used in the UBS V10 Currency Index may be volatile.

The UBS V10 Currency Index designates Selected Currencies from among the Eligible Currencies based on interest rates on each business day, generally seeking to create gains by taking long positions in currencies with high interest rates and short positions in currencies with low interest rates. Such interest rates, however, are subject to volatility due to a variety of factors, including:

➢	sentiment regarding underlying strength in the economies of the countries whose currencies are Eligible Currencies;
➢	expectations regarding the level of price inflation in the countries whose currencies are Eligible Currencies;
➢	sentiment in global credit markets regarding credit quality in countries whose currencies are Eligible Currencies;
➢	the policies of worldwide central banks regarding interest rates; and
➢	performance of capital markets.

Fluctuations in interest rates could affect the value of the foreign exchange forward contracts underlying the UBS V10 Currency Index and in turn the value of the Securities.

The market value of your Securities may be influenced by a number of unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date, when the Calculation Agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the UBS V10 Currency Index on any day, and whether the level of the Index has previously fallen or risen, will affect the market value of the Securities more than any single factor. Other factors that may influence the market value of the Securities include:

➢	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market maker;
➢	the perceived validity of the assumptions underlying the V10 Currency Index (including forward rate bias);
➢	the applicable spot or forward exchange rates for the Eligible Currencies;
➢	the applicable interest rates for the Eligible Currencies;
➢	the expected volatility of the foreign exchange markets;

Risk Factors

➢	economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the exchange rates of the Eligible Currencies and the currency market rates generally;
➢	interest and yield rates in the market;
➢	the time remaining to the maturity of the Securities; and
➢	the creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Owning the Securities is not the same as owning the underlying foreign exchange forward contracts that constitute the UBS V10 Currency Index.

The return on your Securities may not reflect the return you would realize if you actually invested in the UBS V10 Currency Index or owned the applicable underlying foreign exchange forward contracts. Security-holders will not have any direct or indirect rights or interests in any currency positions. Favorable movement of the level of the UBS V10 Currency Index during the term of the Securities does not guarantee that the market value of the Securities will increase. It is also possible for the level of the UBS V10 Currency Index to move in a manner that is favorable to your position while the market value of the Securities declines.

The value of your notional investment in the UBS V10 Currency Index may reflect the deduction of the index fee.

If so specified in the applicable terms supplement, UBS may deduct an index fee. The index fee will be equal to a percentage per annum of the principal amount of your Securities, if any, or will be determined pursuant to another formula provided in the applicable terms supplement, and will, in each case, be calculated by the Calculation Agent in its sole discretion. In such a case, the value of the Securities will be less than the value of an identical portfolio of foreign exchange forward contracts from which no index fee was deducted. The index fee may be deducted from the amount payable at maturity for the Securities regardless of whether the return on the Securities is positive or negative.

Historical performance of the UBS V10 Currency Index should not be taken as an indication of the future performance of the Index during the term of the Securities.

The historical performance of the UBS V10 Currency Index should not be taken as an indication of the future performance of the Index. As a result, it is impossible to predict whether the Index Return will be positive or negative. The Index Return will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

Changes could be made to the UBS V10 Currency Index.

The Index Sponsor may modify the methodology used to calculate the level of the Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of trading in or any other events affecting any Eligible Currency). For example, if an Eligible Currency is converted into, or there is substituted for the Eligible Currency, another currency pursuant to applicable law or regulation, the new currency could be substituted for the Eligble Currency at the conversion rate prescribed in the applicable law or regulation at the time of such substitute. If such a change is not deemed material, the Final Valuation Date and Maturity Date will not be accelerated.

Risk Factors

There are uncertainties regarding the potential performance of the UBS V10 Currency Index because of its limited performance history.

The UBS V10 Currency Index was launched on May 6, 2009. While the UBS V10 Currency Index is intended to identify and exploit trends in the foreign exchange forward rates, the methodology used to perform these functions has a limited history of application. It cannot be determined at this point whether, or the extent to which, the UBS V10 Currency Index will serve as an adequate tool for predicting future trends in foreign exchange forward rates.

UBS, as Index Sponsor, may adjust the UBS V10 Currency Index in ways that affect the value of the Securities.

UBS, as Index Sponsor, is responsible for calculating and publishing the level of the UBS V10 Currency Index according to the methodology described below under “The UBS V10 Currency Index with Volatility Cap” beginning on page PS-17. In the event of certain disruption events or other occurrences, UBS may alter the method by which it calculates the level of the Index. Additionally, UBS may alter, discontinue or suspend calculation or dissemination of the UBS V10 Currency Index. Any of these actions would result in an early redemption of your Securities and could adversely affect the value of the Securities, and UBS has no obligation to consider your interests in taking such actions.

Even though the euro, the Swiss franc, the British pound, the Canadian dollar, the Norwegian krone, the Australian dollar, the New Zealand dollar, the U.S. dollar, the Swedish krona and the Japanese yen are traded around-the-clock, if a secondary market develops, the Securities may trade only during regular trading hours in the United States.

The interbank market for the euro, the Swiss franc, the British pound, the Canadian dollar, the Norwegian krone, the Australian dollar, the New Zealand dollar, the U.S. dollar, the Swedish krona and the Japanese yenis a global, around-the-clock market. Therefore, the hours of trading for the Securities may not conform to the hours during which these ten currencies are traded. To the extent that U.S. markets are closed while markets for theses ten currencies remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Securities.

There is no systematic reporting of last-sale information for foreign exchange. Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily reflect the exchange rates that are relevant for determining the value of the Securities. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the foreign exchange markets.

There may not be an active trading market in the Securities — sales in the secondary market may result in significant losses.

You should be willing to hold your Securities until maturity. There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Securities, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may cease any such market-making activities at any time.

If you sell your Securities before maturity, you may have to do so at a substantial discount from the issue price, and, as a result, you may suffer substantial losses even if the Index Return is zero or positive at the time of such sale.

Risk Factors

Trading by UBS or its affiliates in the foreign exchange, spot and forward and foreign exchange derivative markets may impair the value of the Securities.

We and our affiliates are active participants in the interbank foreign exchange, spot and forward and foreign exchange derivative markets as dealers, proprietary traders and agents for our customers. Therefore, at any given time we may be participants in foreign exchange, spot and forward or foreign exchange derivative transactions. In addition, as described below under “Use of Proceeds and Hedging” on page PS-31, we or one or more of our affiliates may hedge our foreign exchange exposure from the Securities by entering into foreign exchange, spot and forward and foreign exchange derivative transactions, such as options in the over-the-counter market. Our trading and hedging activities may affect spot and forward rates and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines. UBS or its affiliates may also engage in trading in instruments linked to the spot and forward rates on the Eligible Currencies on a regular basis as part of our general broker-dealer and other businesses for proprietary accounts or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the spot and forward rates on the Eligible Currencies. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Securities, and may do so in the future. Any such research, opinions or recommendations could affect the exchange rates of the Eligible Currencies to which the Securities are linked or the market value of the Securities.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation regarding the merits of investing in the Securities and the UBS V10 Currency Index to which the Securities are linked.

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS AG, Zurich, will serve as the Calculation Agent. UBS AG, Zurich will, among other things, determine the Index Return and the payment at maturity on your Securities. For a fuller description of the Calculation Agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-30. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Disruption Event has occurred or is continuing on a day when the Calculation Agent will determine the Index Ending Level. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of the Securities, the Calculation Agent may have a conflict of interest if it needs to make any such decision.

There are potential conflicts of interest between you and UBS Securities LLC.

UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in any offering of Securities within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an

Risk Factors

additional conflict of interest within the meaning of NASD Rule 2720. Consequently, any offering of Securities will be conducted in compliance with the provisions of Rule 2720. UBS Securities LLC will not be permitted to sell Securities in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The Calculation Agent can postpone a valuation date, the Final Valuation Date, a Coupon Payment Date, Exchange Date, Call Date or the Maturity Date if a Disruption Event occurs on the Final Valuation Date or other applicable valuation date.

If the Calculation Agent determines that a Disruption Event has occurred or is continuing on the Final Valuation Date or other applicable valuation date, such Final Valuation Date or other valuation date will be postponed until the first business day on which no Disruption Event occurs or is continuing. If such a postponement occurs, then the Calculation Agent will instead use the Index Ending Level on the first business day after that day on which no Disruption Event occurs or is continuing. In no event, however, will the Final Valuation Date or any other valuation date be postponed by more than ten business days. As a result, a Coupon Payment Date, Exchange Date, Call Date or the Maturity Date for the Securities could also be postponed, although not by more than ten business days.

If the Final Valuation Date or any other valuation date is postponed to the last possible day, but a Disruption Event occurs or is continuing on that day, that day will nevertheless be the Final Valuation Date or such other valuation date, as the case may be. If the closing exchange rate of any of Selected Currencies is not available on the last possible Final Valuation Date or such other valuation date, as the case may be, the Calculation Agent will make a commercially reasonable estimate, in its sole discretion, of the closing exchange rate or rates that would have prevailed in the absence of a disruption event. See “General Terms of the Securities—Discontinuance of the Index; Alteration of Method of Calculation of the Index” on page PS-27.

The inclusion of commissions and compensation in the original issue price of the Securities is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The Securities are exposed to the credit risk of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.

The Securities are not insured by the FDIC.

The Securities are not deposit liabilities of UBS, and neither the Securities nor your investment in the Securities are insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

The U.S. federal income tax consequences of an investment in non-principal protected Securities are unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of Securities that do not provide for principal protection, and we do not plan to request a ruling from the Internal Revenue

Risk Factors

Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment described in the section of this prospectus supplement entitled “Supplemental U.S. Tax Considerations — Tax Consequences to U.S. Holders — Securities Treated as Prepaid Forward Contracts.” If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein.

In addition, as described in “Supplemental U.S. Tax Considerations — Tax Consequences to U.S. Holders — Securities Treated as Prepaid Forward Contracts,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

ADDITIONAL RISK FACTORS RELATING TO A PARTICULAR ISSUANCE OF SECURITIES MAY BE SET FORTH IN THE APPLICABLE TERMS SUPPLEMENT.

The UBS V10 Currency Index with Volatility Cap

Overview of the UBS V10 Currency Index with Volatility Cap

The UBS V10 Currency Index with Volatility Cap (which we sometimes refer to as the “UBS V10 Currency Index” or the “Index”) employs a proprietary short-term currency trading strategy designed by UBS and first published on May 6, 2009. The Index notionally invests in a dynamically adjusted basket (the “Basket”) consisting of equally weighted positions in three-month foreign exchange forward contracts on the U.S. dollar (which we sometimes refer to as “foreign exchange forward contracts”) relative to the nine Eligible Currencies: the Australian dollar (AUD), the Canadian dollar (CAD), the Swiss franc (CHF), the euro (EUR), the British pound (GBP), the Japanese yen (JPY), the Norwegian krone (NOK), the New Zealand dollar (NZD) and the Swedish krona (SEK). Generally, the Index is based on the view that foreign exchange forward rates are biased estimators of future foreign exchange spot rates, and that currencies that trade at a forward discount (i.e., currencies whose forward exchange rate is lower than the current spot exchange rate) tend to outperform, on average and over time, currencies that trade at a forward premium (i.e., currencies whose forward exchange rate is higher than the current spot exchange rate). This is commonly referred to as “forward rate bias.” The Index is also based on a view that this tendency may be reversed during periods of high volatility in foreign exchange markets when exchange rates may be likely to reverse directions. While historically there has been some empirical evidence to support these views, the basis for these views is not entirely clear.

On each business day, the Eligible Currencies are ranked in descending order based on their respective one-month interest rates as of approximately 12:00 Noon, Zurich time, as determined by the Calculation Agent. The top three currencies (the “High Yielding Currencies”) and the bottom three currencies (the “Low Yielding Currencies”) are designated as the “Selected Currencies.” At any given time, the Basket will consist of either one hypothetical long position in each of the High Yielding Currencies and one hypothetical short position in each of the Low Yielding Currencies (a “Normal Carry Trade”) or one hypothetical short position in each of the High Yielding Currencies and one hypothetical short position in each of the Low Yielding Currencies (a “Reverse Carry Trade”), based on the level of the Volatility Filter at the time of the designation of the Selected Currencies. Each of the hypothetical long positions will have a notional value of -1/3 of the total notional value of the Basket, and each of the hypothetical short positions will have a notional value of -1/3 of the total notional value of the Basket. In this manner, the Index will synthetically produce an investment of -1/3 of the notional value of the Basket in each of three “currency pairs.” Each such “currency pair” will consist of two foreign exchange forward contracts: one contract taking a long or short position in a High Yielding Currency against the U.S. dollar and the other contract taking an equal and opposite short or long position in a Low Yielding Currency against the U.S. dollar.

The rankings of the interest rates of the Eligible Currencies are reviewed together with the state of the Volatility Filter on every business day during the term of the Securities at approximately 12:00 noon, Zurich time. Whenever the interest rate rankings have changed such that the composition of the Selected Currencies has changed, then the Basket will be adjusted as follows: the open forward positions in the specific currencies to be replaced will be closed at prevailing market rates, and new forward positions in the new Selected Currencies will be opened to expire on the next Portfolio Rebalance Date (as defined below).

As discussed in more detail below, the Volatility Filter will apply an algorithm, based on fluctuations in the implied one-month volatility of each of the Eligible Currencies versus the U.S. dollar, to signal either a Normal Carry Trade or a Reverse Carry Trade. Should the Filter Level have changed so as to require a change in the carry (i.e., moving from a Normal Carry Trade to a Reverse Carry Trade, or vice versa), then all existing open positions will be closed and the appropriate new positions opened. These new

The UBS V10 Currency Index with Volatility Cap

positions would then expire on the next Portfolio Rebalance Date. The method for calculating the Filter Level and the algorithm used by the Volatility Filter is described in greater detail below under “—The Volatility Filter.”

If, at approximately 12:00 noon, Zurich time, on any business day during the term of the Securities, two Eligible Currencies have the same one-month interest rate, the currency whose interest rate had the greatest relative increase over the course of the last business day will be selected first as a High Yield Currency, or the currency whose interest rate had the greatest relative decrease over the course of the last business day will be chosen first as a Low Yield Currency, as the case may be.

On the last business day of May and November of each year (each, a “Portfolio Rebalance Date”), each existing forward position contained in the Basket will expire, and a new set of six forward positions will be opened based on the one-month interest rates for the Eligible Currencies and the Volatility Filter. These positions will expire on the next subsequent Portfolio Rebalance Date. The positions will be of equal weight, each with a notional value of one-third of value of the Basket on the Portfolio Rebalance Date. If a Portfolio Rebalance Date occurs on a day that is not a business day, that Portfolio Rebalance Date will be postponed to the next following business day. The Index Sponsor can postpone such Portfolio Rebalance Date as described in “—Index Administration” beginning on page PS-20.

The foreign exchange forward contracts underlying the Index are standard three-month foreign exchange forward contracts traded in the over-the-counter market. The prices of such contracts used to calculate gains and losses from notional settlement of hypothetical positions will be based on the prevailing prices available to UBS at 4:00 p.m. Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the applicable valuation date.

The level of the Index, the Selected Currencies and the hypothetical positions constituting the notional basket are generally published by the Index Sponsor on each business day, with published information reflecting the state of the Index at 4:00 p.m., Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination). Index information is available under the symbol “UBFCABSV <Index>” from Bloomberg, on Reuters page UBFCABSV=UBSL and on the UBS website on a page to be specified in the relevant terms supplement. Reuters and Bloomberg have no obligation to continue to publish the Index and may discontinue publication of the Index at any time in their sole discretion.

Application of the Volatility Cap

On each business day, the Index Sponsor will calculate the volatility of the Index as the standard deviation of the performance of the Index over the prior 65 business days (without application of the volatility cap), multiplied by 16.12. If the volatility of the Index, calculated in such manner, exceeds 30%, a leverage factor of less than one is applied in order to reduce the future volatility of the Index. The specific leverage factor is determined per the following table:

Leverage Factor	Volatility of the Index
100%	Volatility < 30%
90%	30% ≤ Volatility < 32.5%
80%	32.5% ≤ Volatility < 35%
70%	35% ≤ Volatility < 37.5%
60%	37.5% ≤ Volatility < 40%
50%	40% ≤ Volatility < 42.5%
40%	42.5% ≤ Volatility < 45%

The UBS V10 Currency Index with Volatility Cap

Leverage Factor	Volatility of the Index
30%	45% ≤ Volatility < 47.5%
20%	47.5% ≤ Volatility < 50%
10%	50% ≤ Volatility < 52.5%
0%	52.5% ≤ Volatility

For example, if the historical volatility of the Index on a business day, calculated in the manner described in the preceding paragraph, is determined to be 34%, the leverage factor will be 80% and the impact of any positive or negative performance will be reduced by 20% in calculating the daily value for the Index for such day.

The Volatility Filter

The Volatility Filter is a quantitative methodology used to dynamically adjust the simulated positions in each of the Selected Currencies comprising the Basket. Upon certain fluctuations in these foreign exchange rate volatilities, the Volatility Filter will generate a signal (a “Carry Signal”) indicating whether the Basket should maintain a Normal Carry Trade or a Reverse Carry Trade. Below is a description of how the Volatility Filter generates Carry Signals when the volatility of the Eligible Currencies crosses certain thresholds.

Calculating the Currency Z-Scores, the Volatility Factor, the Derivative Factor and the Filter Level

In applying the Volatility Filter, on each business day, the Index Sponsor will calculate the z-score of the one-month implied volatility for the spot exchange rate of each Eligible Currency with respect to the U.S. dollars (each a “Currency Z-Score”) as follows:

where:

➢	Zi is the Currency Z-Score for currency i;
➢	IVi is the current one-month implied volatility for currency i relative to the U.S. dollar;
➢	μi is the average one-month implied volatility for currency i over the past 12 months; and
➢	σi is the standard deviation of the one-month implied volatility for currency i in the past 12 months.

The Volatility Factor (V) is the average of the Currency Z-Scores for each of the 9 Eligible Currencies, calculated as follows:

The Derivative Factor (D) reflects the change in Volatility Factor over the past five days, and is calculated as follows:

The UBS V10 Currency Index with Volatility Cap

The Filter Level (F) is calculated by adding the Derivative Factor to the Volatility Factor as follows:

The addition of the Derivative Factor ensures that the Filter Level rises more quickly and falls more sharply, so that the Filter Level is more sensitive to change.

The one-month implied volatilities used to calculate the Filter Level are based on UBS mid-market prices for such currencies.

Generating a Carry Signal

The Volatility Filter generates a Carry Signal when the Filter Level crosses an Upper Threshold or a Lower Threshold. The Upper Threshold is 1.6 and the Lower Threshold is 0.6. If the Filter Level is equal to or below the Lower Threshold, this indicates a low volatility, and the Volatility Filter generates a Carry Signal indicating a Normal Carry Trade.

If the Filter Level is equal to or above the Upper Threshold, this indicates a high volatility, and the Volatility Filter generates a Carry Signal indicating a Reverse Carry Trade.

If the Filter Level is between the Lower Threshold and the Upper Threshold, then the Carry Signal generated by the Volatility Filter remains the same as the Carry Signal generated the last time the Filter Level crossed either the Upper Threshold or the Lower Threshold.

In sum, the Volatility Filter generates Carry Signals as follows:

Filter Level	Last Cross	Carry Signal
F ≤ 0.6	N/A	Normal Carry Trade
0.6 < F < 1.6	Lower Threshold	Normal Carry Trade
0.6 < F < 1.6	Upper Threshold	Reverse Carry Trade
F ≥ 1.6	N/A	Reverse Carry Trade

Index Administration

UBS AG, Zurich as sponsor of the Index (the “Index Sponsor”) administers the Index. As the Index is based on algorithmic principles, the Index Sponsor has limited discretion in the administration of the Index. However, the Index Sponsor may modify the methodology used to calculate the level of the Index as it deems appropriate if the Index Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of trading in or any other events affecting any Eligible Currency). In its sole discretion, the Index Sponsor may also replace a price used for notional settlement of a hypothetical position when there is an obvious and manifest error in the officially settled price or when a market abuse is likely to have taken place or suspend or discontinue the calculation of the Index. The Index Sponsor may also discontinue publication of the Index, including after events or circumstances that the Index Sponsor determines would make calculation of the Index impossible or impracticable. If the Index Sponsor makes a material change to the methodology for calculating the Index, or if the Index Sponsor suspends or discontinues publication of the Index and such suspension or discontinuation continues for more then ten business days, then the Final Valuation Date will be accelerated and the Calculation Agent will determine the value of the Index for such Final Valuation Date, as accelerated. See “Actions by the Index Sponsor could result in an acceleration of the Final Valuation Date and Maturity Date for your Securities” on PS-10.

If foreign exchange forward contracts in one or more of the Selected Currencies become unavailable, the Index Sponsor shall calculate the level of the Index using the last available price for such contracts for a

The UBS V10 Currency Index with Volatility Cap

period of ten business days. If foreign exchange forward contracts in one or more of the Selected Currencies remain unavailable for a period of time that is more than ten Business Days, the Index Sponsor shall cease publication of the Index.

Interest Rates

The interest rates used by UBS, as Index Sponsor, to determine the Selected Currencies on each business day shall be the one-month interest rate for each Eligible Currency as of approximately 12:00 Noon, Zurich time, on such Currency Selection Date. UBS will determine the one-month interest rate for each Eligible Currency based on its internal transfer mid-deposit rates, which are derived from its own internal interest rate curves.

Foreign Exchange Forward Contract Prices

The prices of the foreign exchange forward contracts used to calculate gains and losses from the notional settlement of hypothetical positions underlying the UBS V10 Currency Index shall be based on the prevailing prices available to UBS at 4:00 p.m., Zurich time (or shortly thereafter taking into consideration available prices for the number of foreign exchange forward contracts that would need to be hypothetically settled as a result of such determination), on the relevant valuation date.

Valuation of the Securities

Each offering of the Securities is linked to the performance of the UBS V10 Currency Index and is subject to the particular terms set forth in the applicable terms supplement. The performance of each offering of the Securities will depend on the performance of the UBS V10 Currency Index and will not depend on the performance of any other offering of the Securities.

At maturity:  Your cash payment at maturity will be calculated in accordance with the applicable Payment at Maturity Formula.

For Securities with an autocall feature, unless otherwise specified in the applicable terms supplement, the amount payable to you on the Call Settlement Date will be calculated in accordance with the applicable Payment at Call Formula.

For Securities with an exchange right feature, unless otherwise specified in the applicable terms supplement, the amount payable to you on the Exchange Date will be calculated in accordance with the applicable Payment on Early Exchange Formula.

Prior to maturity.  The market value of your Securities prior to maturity will be affected by several factors, many of which are beyond our control and interrelated in complex ways. Generally, we expect that the level of the UBS V10 Currency Index on any day, and whether the level of the Index has previously fallen or risen, will affect the market value of your Securities more than any other single factor. Other factors that may influence the market value of the Securities include, but are not limited to, the perceived validity of the assumptions underlying the Index (including forward rate bias), the expected volatility of the foreign exchange markets, supply and demand for your Securities, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. In addition, there may be little or no secondary market for the Securities prior to maturity. See “Risk Factors” beginning on page PS-8 for a discussion of the factors that may influence the market value of the Securities prior to maturity.

General Terms of the Securities

The following is a summary of the general terms of the Securities. The information in this section is qualified in its entirety by the more detailed explanation set forth in the applicable terms supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through the Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this prospectus supplement, the following general terms will apply to the Securities:

Denominations

Unless otherwise specified in the applicable terms supplement, Securities will be issued in denominations of $10.00. The applicable terms supplement will specify your minimum investment for each offering of the Securities in which you invest.

Coupon

The applicable terms supplement will specify whether you will receive coupon payments during the term of your Securities. These payments will be determined according to a formula specified in the applicable terms supplement (the “Coupon Payment Formula”). The Coupon Payment Formula may be based on the Index Return or another measure of performance of the UBS V10 Currency Index over the relevant period, as may be specified in the applicable terms supplement.

The Index Return

The Index Return, which may be positive or negative, will be expressed as a percentage and calculated pursuant to the following formula:

Index Ending Level – Index Starting Level

Index Starting Level

The “Index Starting Level” will equal the level of the Index at approximately 4:00 p.m., Zurich time, on the Trade Date or such other date specified in the applicable terms supplement and the “Index Ending Level” will equal the level of the Index at approximately 4:00 p.m., Zurich time, on the Final Valuation Date or other applicable valuation date.

Payment at Maturity

The amount payable to you at maturity will be calculated in accordance with the applicable Payment at Maturity Formula, as set forth in the applicable terms supplement. The Payment at Maturity Formula may be based on the Index Return.

For Securities with an autocall feature, unless otherwise specified in the applicable terms supplement, the amount payable to you on the Call Settlement Date (as defined and specified in the applicable terms supplement), will be based on the level of the Index at approximately 4:00 p.m., Zurich time, on the Observation Date (as defined and specified in the applicable terms supplement), and calculated in accordance with the applicable Payment at Call Formula, as set forth in the applicable terms supplement.

For Securities with an exchange right feature, unless otherwise specified in the applicable terms supplement, you will have the right to exchange your Securities on Exchange Dates (as defined and specified in the applicable terms supplement), for a cash payment determined on the applicable Exchange

General Terms of the Securities

Valuation Date (as defined and specified in the applicable terms supplement), and calculated in accordance with the applicable Payment on Early Exchange Formula.

The applicable terms supplement will specify the Trade Date, the Exchange Dates, if any, the Call Settlement Dates, if any, the Observation Dates, if any, and the Final Valuation Date, as well as the respective terms of each offering of the Securities, including, in each case as and if applicable, the principal protection features, the Payment Formulas, the Index Starting Level, the index fee, the trigger or barrier level, the maximum gain amount and the Participation Rate.

We may issue separate offerings of Securities with each offering subject to the particular terms set forth in the applicable terms supplement. Each Security is a separate and distinct security, and you may invest in one or more Securities. The performance of each Security will depend upon the performance of the UBS V10 Currency Index and will not depend on the performance of any other Securities previously or subsequently offered.

Index Fee

Unless otherwise specified in the applicable terms supplement, there will be no index fee for the Securities. If so specified, the Payment Formulas for your Securities will provide for a fee payable to our affiliate, UBS AG, Zurich, which may be deducted from amount(s), if any, payable on your Securities. Any such index fee will equal to a percentage per annum of the principal amount of your Securities specified in the applicable terms supplement or will be determined pursuant to such other formula specified in the applicable terms supplement, in each case calculated by the Calculation Agent in its sole discretion.

Participation Rate

The Securities may offer you the opportunity for leveraged exposure to the UBS V10 Currency Index. In such cases, the Index Return, or other measure of the performance of the UBS V10 Currency Index specified in the applicable terms supplement, may be multiplied by a certain number, expressed as a percentage (the “Participation Rate”) when calculating the payments due on your Securities. We will specify the Participation Rate for your Securities in the applicable terms supplement. Unless otherwise specified in the applicable terms supplement, any Participation Rate will only apply if the Index Return, or other measure of the performance of the Index specified in the applicable terms supplement, for the relevant period is positive.

Principal Protection

The Securities may offer no principal protection or may offer full, contingent or partial principal protection. The applicable terms supplement will set forth whether, and the extent to which, the Securities offer principal protection. You must hold your Securities to maturity in order to benefit from any principal protection.

If the Securities do not offer any principal protection, the Securities will be fully exposed to any adverse movement in the level of the Index and a negative Index Return will reduce the cash payment you receive at maturity below the principal amount of your Securities. Accordingly, you may lose some or all of your investment.

If the Securities offer partial principal protection, you will not lose any of your initial investment as long as the Index Ending Level has not declined, relative to the Index Starting Level, by a percentage greater than the Protection Percentage. Accordingly, if the Index Return is negative and has an absolute value greater than the Protection Percentage, you will lose a predetermined percentage (as specified in the applicable terms supplement) of the principal amount of your Securities for every 1% (or portion thereof) by which the absolute value of the Index Return exceeds the Protection Percentage. You must hold your Securities to maturity in order to benefit from any partial principal protection.

General Terms of the Securities

If the Securities offer contingent protection, the principal amount of your Securities will be protected ONLY if the level of the Index never moves beyond the “trigger” level (as specified in the applicable terms supplement) on any trading day during the “observation period” (as specified in the applicable terms supplement), and the Securities are held to maturity. If the level of the Index moves beyond the trigger level during the observation period, all principal protection is lost and your investment will be fully exposed to any adverse movement in the level of the Index. In such case, you may lose some or all of your investment. You must hold your Securities to maturity in order to benefit from any contingent principal protection.

Maturity Date

The Maturity Date for your Securities will be the date specified in the applicable terms supplement, unless that day is not a business day, in which case the Maturity Date will be the next following business day. If the Calculation Agent postpones the Final Valuation Date, the Maturity Date will be postponed to maintain the same number of business days between the Final Valuation Date and the Maturity Date as existed prior to the postponement of the Final Valuation Date. As discussed below under “—Final Valuation Date,” the Calculation Agent may postpone the Final Valuation Date if a Disruption Event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe Disruption Events under “—Disruption Event” below. In no event, however, will the Final Valuation Date – and, therefore, the Maturity Date – for the Securities be postponed by more than ten business days. The Maturity Date is also subject to acceleration following certain actions by the Index Sponsor that result in an acceleration of the Final Valuation Date, as described below under “—Discontinuance of the Index; Alteration of Method of Calculation of the Index.”

The postponement of the Maturity Date for one offering of the Securities will not affect the Maturity Date for any other offering of the Securities.

Valuation Dates

Unless otherwise specified in the applicable terms supplement, the Calculation Agent will calculate the value of the Index on each business day following the Trade Date, up to, and including, the Final Valuation Date. Such valuation will be published on the UBS website on a page to be specified in the relevant terms supplement.

Final Valuation Date

The Final Valuation Date for your Securities will be the date specified in the applicable terms supplement, unless the Calculation Agent determines that a Disruption Event occurs or is continuing on the scheduled Final Valuation Date. In that event, the Final Valuation Date will be the first following business day on which the Calculation Agent determines that a Disruption Event does not occur and is not continuing. In no event, however, will the Final Valuation Date for the Securities be postponed by more than ten business days. The Final Valuation Date is also subject to acceleration following certain actions by the Index Sponsor, as described below under “—Discontinuance of the Index; Alteration of Method of Calculation of the Index.”

The postponement of the Final Valuation Date for one offering of the Securities will not affect the Final Valuation Date for any other offering of the Securities.

Call Settlement Date

If the Securities have an autocall feature and the Securities are called on any Observation Date, the call settlement date will be a set number of days (as specified in the applicable terms supplement) following such Observation Date, unless that day is not a business day, in which case the call settlement date will be the next following business day.

General Terms of the Securities

Observation Dates

The Observation Dates, if any, will be specified in the applicable terms supplement.

Exchange Right

If the Securities have an exchange right feature, you will have the right to exchange your Securities on a predetermined Exchange Date (as specified in the applicable terms supplement) for a cash payment determined on the applicable Exchange Valuation Date (as specified in the applicable terms supplement) equal to an amount calculated in accordance with the Payment on Early Exchange Formula, which will be set forth in the applicable terms supplement.

The mechanics of how to effect an exchange will be set forth in the applicable terms supplement.

Exchange Dates

If the Securities have an exchange right feature, the Exchange Dates will be specified in the applicable terms supplement. If a specified Exchange Date is not a business day, such Exchange Date will be the next following business day. If a day that otherwise would have been the Exchange Valuation Date immediately preceding the specified Exchange Date does not qualify as an Exchange Valuation Date in accordance with “—Exchange Valuation Dates” below, then the specified Exchange Date will be postponed to maintain the same number of business days between the Exchange Valuation Date and the specified Exchange Date as existed prior to the postponement of the Exchange Valuation Date. As discussed below under “—Exchange Valuation Dates,” the Calculation Agent may postpone an Exchange Valuation Date – and, therefore, the specified Exchange Date – if a Disruption Event occurs or is continuing on a day that would otherwise be the Exchange Valuation Date. We describe Disruption Events under “—Disruption Event” below. In no event, however, will an Exchange Valuation Date – and, therefore, the specified Exchange Date – be postponed by more than the maximum number of days set forth in the applicable terms supplement.

Exchange Valuation Dates

If the Securities have an exchange right feature, the applicable Exchange Valuation Date will be a set number of business days (as specified in the applicable terms supplement) prior to the specified Exchange Date. In the event the Calculation Agent determines that a Disruption Event occurs or is continuing on an Exchange Valuation Date, such Exchange Valuation Date will be the first following business day (as determined by the Calculation Agent) on which the Calculation Agent determines that a Disruption Event does not occur and is not continuing. In no event, however, will the applicable Exchange Valuation Date for a specified Exchange Date be postponed by more than the maximum number of days set forth in the applicable terms supplement.

The postponement of an Exchange Valuation Date will not affect any subsequent Exchange Valuation Dates.

Disruption Events

Any of the following will be a Disruption Event:

➢	the UBS V10 Currency Index is not published;
➢	any event that the Calculation Agent determines in its sole discretion materially interferes with our ability, or the ability of any of our affiliates, to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” on page PS-31; or
➢	any other event or circumstance beyond the direct control of the Calculation Agent which would make the calculation of the Index Return impossible or impracticable, technically or otherwise.

General Terms of the Securities

Examples of the foregoing events or circumstances include, without limitation:

➢	systems failures;
➢	a currency exchange rate for one of the Eligible Currencies splits into dual or multiple exchange rates;
➢	an event occurs that generally makes it impossible to convert an Eligible Currency into U.S. Dollars in the home country for such currency (the “Eligible Currency Jurisdiction”) through customary legal channels;
➢	an event occurs that generally makes it impossible to deliver U.S. dollars from accounts inside an Eligible Currency Jurisdiction to accounts outside that Eligible Currency Jurisdiction, or to deliver an Eligible Currency between accounts inside the Eligible Currency Jurisdiction or to a party that is a non-resident of the relevant Eligible Currency Jurisdiction;
➢	the occurrence of a default, event of default or other similar condition or event with respect to any security or indebtedness of, or guaranteed by, any governmental authority in relation to an Eligible Currency;
➢	any change in, or amendment to, the laws or regulations prevailing in the Eligible Currency Jurisdiction in respect of any Eligible Currency, or any change in any application or official interpretation of such laws or regulations, or any other governmental action that the Index Sponsor determines is reasonably likely to cause another Disruption Event to occur or that leads or may lead to the introduction of a foreign exchange peg regime;
➢	the occurrence of an event that makes it impossible or not reasonably practicable to obtain a firm quote for a foreign exchange rate for one of the Eligible Currencies;
➢	any nationalization, confiscation, expropriation, requisition or other action by a governmental authority in an Eligible Currency Jurisdiction that deprives UBS or any of its affiliates of all or substantially all of its assets in such Eligible Currency Jurisdiction;
➢	it becomes impossible for UBS to obtain a foreign exchange rate for an Eligible Currency;
➢	a material suspension in trading of the Eligible Currencies;
➢	unscheduled holidays;
➢	natural or man-made disasters;
➢	acts of God;
➢	armed conflicts;
➢	acts of terrorism;
➢	riots or labor disruptions; or
➢	any similar intervening event or circumstance.

Discontinuance of the Index; Alteration of Method of Calculation of the Index

If the Index Sponsor suspends or discontinues publication of the Index and such suspension or discontinuation continues for more than ten business days, then the Calculation Agent will determine the Index Ending Level on such tenth business day in accordance with the formula for and method of calculating the Index level last in effect prior to such discontinuation, using the interest rates and foreign exchange rates in effect (or, if trading in a currency included in the Index has been materially suspended or materially limited, the Calculation Agent’s commercially reasonable estimate of the exchange rate for

General Terms of the Securities

such currency and the corresponding interest rate that would have prevailed but for the suspension or limitation) at the time of daily publication of the Index, without rebalancing or substitution following such discontinuation. The Calculation Agent will use the Index Ending Level determined as described in the previous sentence to calculate the Index Return and payment at maturity as if such tenth business day were the Final Valuation Date and redeem the Securities within three business days.

In addition, if the Index Sponsor makes a material change to the methodology for calculating the Index, then the Final Valuation Date will be accelerated and the Calculation Agent will determine the value of the Index for such Final Valuation Date, as accelerated. The Calculation Agent will use the Index Ending Level on such Final Valuation Date, as accelerated, to calculate the Index Return and payment at maturity as if such business day were the Final Valuation Date and redeem the Securities within three business days. See “Actions by the Index Sponsor could result in an acceleration of the Final Valuation Date and Maturity Date for your Securities” on PS-10. All determinations and adjustments to be made by the Calculation Agent with respect to the Index shall be made in its sole discretion.

Early Redemption

In addition to the situations described above in “Discontinuation of the Index; Alteration of Method of Calculation of the Index,” we have the right to terminate our obligations under the Securities, by giving notice to the holders of the Securities, the Lead Manager, the Calculation Agent and the Paying Agent, if we determine in our sole and absolute discretion in good faith that our performance hereunder has become unlawful or impractical in whole or in part as result of (a) any change in national or international financial, political or economic conditions or foreign exchange rates, or (b) our compliance in good faith with any applicable law or regulation affecting us or the Eligible Currencies.

Following the occurrence of any of the circumstances referred to under (a) or (b) in the foregoing paragraph (an “Early Redemption Event”), we may redeem the Securities as soon as is practicable. Payment upon Early Redemption shall be calculated in accordance with the Payment at Maturity Formula specified in the applicable product supplement, and as if the day on which payment is to be made were the Maturity Date.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Securities in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to reflect the fair market value of the Securities.

Default Amount on Acceleration

If an event of default (as defined in the accompanying prospectus) occurs and the maturity of your Securities is accelerated, we will pay the default amount in respect of the principal of your Securities at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Medium Term Securities Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Securities as the outstanding principal amount of the series of notes constituted by the Securities. Although the terms of the Securities may differ from those of the other Medium Term Securities Series A, holders of specified percentages in principal amount of all Medium Term Securities Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium Term Securities Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium Term Securities Series A, accelerating the maturity of the Medium Term Securities Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt

General Terms of the Securities

Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for your Securities on any day will be an amount, in U.S. dollars, payable in respect of the principal amount of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you in respect of your Securities. That cost will equal the lowest amount, as determined by the Calculation Agent in the manner described in the following paragraph, that a qualified financial institution would charge to effect this assumption or undertaking.

During the default quotation period for your Securities, which we describe below, we will request at least three qualified financial institutions to provide quotations of the amount each would charge to effect this assumption or undertaking, and we will notify the Calculation Agent in writing of the quotations we obtain. The default amount referred to in the paragraph above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless no quotation of the kind referred to above is obtained. In such a case, the default quotation period will continue until the third business day after the first business day on which at least one quotation is obtained. In any event, if the default quotation period has not ended before the Maturity Date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of your Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when your Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London, New York City or Zurich generally are authorized or obligated by law, regulation or executive order to close.

General Terms of the Securities

As described in the accompanying prospectus, any payment on your Securities that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “—Maturity Date” and “—Final Valuation Date” above.

Role of Calculation Agent

Our affiliate, UBS AG, Zurich, will serve as the initial Calculation Agent. We may change the Calculation Agent after the original issue date of the Securities without notice. The Calculation Agent will make all determinations regarding the value of the Securities, payments due on the Securities, business days, valuation dates, Coupon Payment Dates, Exchange Dates, Exchange Valuation Dates, Call Settlement Dates, Observation Dates, Disruption Events, the default amount and the amount payable in respect of your Securities. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The booking branch of UBS AG will be set forth in the applicable terms supplement.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates may enter into hedging transactions involving execution of foreign exchange forward contracts, currency future, swap and option transactions, both before and after the Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	execute or terminate currency future, swap and option transactions;
➢	acquire or dispose of foreign exchange forward contracts;
➢	do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time and payment at maturity of your Securities. See “Risk Factors” on page PS-8 of this prospectus supplement for a discussion of these adverse effects.

Supplemental U.S. Tax Considerations

The discussion below supersedes the section of the accompanying prospectus entitled “U.S. Tax Considerations.”

The appropriate tax treatment of the Securities will be specified in the applicable terms supplement and will depend upon, among other things, the facts at the time of the issuance of the Securities.

The following is a general summary of the material U.S. federal income tax consequences of the ownership and disposition of the Securities. It applies to you only if you are an initial holder of a Security that purchases the Security at its “issue price,” which is the first price at which a substantial amount of the Securities is sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold the Security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are a holder of a Security that is subject to special treatment under the U.S. federal income tax laws, such as:

➢	a financial institution;
➢	a tax-exempt entity;
➢	a dealer or trader in securities subject to a mark-to-market method of tax accounting;
➢	a regulated investment company;
➢	a real estate investment trust;
➢	a person who holds the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to the Securities;
➢	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or
➢	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or non-U.S. tax laws are not discussed. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities and any tax consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” of the Securities if, for U.S. federal income tax purposes, you are a beneficial owner of a Security that is:

➢	a citizen or resident of the United States,
➢	a corporation created or organized under the laws of the United States, a state thereof or the District of Columbia, or
➢	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Supplemental U.S. Tax Considerations

Securities Treated as Contingent Payment Debt Instruments

Subject to additional discussion and/or modification in the applicable terms supplement, the following describes the material U.S. federal income tax consequences of the ownership and disposition of Securities treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Under this treatment, regardless of your accounting method, you will be required to accrue as interest income original issue discount (“OID”) on the Securities at the “comparable yield,” as determined by us. The comparable yield is the yield at which, in similar market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the Securities, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the Securities. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the Securities representing a schedule of payments the amount and timing of which would produce a yield to maturity on the Securities equal to the comparable yield. We will provide the comparable yield and projected payment schedule in the applicable terms supplement. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the Securities. For U.S. federal income tax purposes, you will be required to use the projected payment schedule in determining annual interest accruals in respect of a Security, unless you timely disclose and justify the use of other estimates to the IRS.

Accordingly, subject to a sale, exchange or retirement of the Securities, you will be required to accrue an amount of OID for U.S. federal income tax purposes, for each accrual period prior to and including the maturity of the Securities, that equals:

➢	the product of (i) the adjusted issue price (as defined below) of your Security as of the beginning of the accrual period and (ii) the comparable yield of the Securities, adjusted for the length of the accrual period;
➢	multiplied by the number of days during the accrual period that you held your Security; and
➢	divided by the number of days in the accrual period.

For U.S. federal income tax purposes, the “adjusted issue price” of a Security is its issue price increased by any interest income previously accrued (without regard to any adjustments described below) and decreased by the projected amount of any prior scheduled payments (without regard to the actual amount of any prior payments).

You will have a “positive adjustment” if the amount of any contingent payment is more than the projected amount of that payment, or a “negative adjustment” if the amount of the contingent payment is less than its projected amount. The amount included in income as interest, as described above, will be adjusted upward by the amount by which the total positive adjustments in a taxable year exceed the total negative adjustments in the taxable year (a “net positive adjustment”) or adjusted downward by the amount by which the total negative adjustments exceed the total positive adjustments in the taxable year (a “net negative adjustment”). To the extent a net negative adjustment exceeds the amount of interest you otherwise would be required to include for the taxable year, it will give rise to an ordinary loss to the extent of (i) the amount of all previous interest inclusions under your Security minus (ii) the total amount of your net negative adjustments treated as ordinary losses in prior taxable years. Any net negative adjustments in excess of that amount will be carried forward to offset future interest income in respect of your Security or to reduce the amount realized on a sale, exchange or retirement of your Security. A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Supplemental U.S. Tax Considerations

Upon a sale, exchange or retirement of a Security prior to its scheduled maturity, you generally will recognize taxable gain or loss equal to the difference between the amount you receive and your basis in the Security. (At the scheduled maturity, you will be treated as receiving the projected amount set forth in the projected payment schedule, and any difference between the amount received and the projected amount will be treated as a positive or negative adjustment, as described above.) Your basis in a Security will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the Security (without regard to any adjustments described above) and decreased by the projected amount of all prior scheduled payments with respect to the Security (without regard to the actual amount of those payments). You will treat any gain as interest income and any loss first as ordinary loss, to the extent of previous interest inclusions (less the amount of any prior net negative adjustments treated as ordinary losses), and then as capital loss.

Losses recognized as described above are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax advisor regarding these limitations and reporting obligations.

Special rules may apply if the amount of all of the remaining payments on the Securities becomes fixed. For this purpose, a payment will be treated as fixed if the remaining contingencies with respect to it are remote or incidental. Under these rules, you would be required to account for the difference between the originally projected amounts of the contingent payments and the fixed amounts thereof in a reasonable manner over the period(s) to which the difference relates. In addition, you would be required to make adjustments to, among other things, your accrual periods and your adjusted basis in the Securities. The character of any gain or loss on a sale or exchange of your Securities also would be affected. You should consult your tax advisor regarding the application of these rules.

Securities Treated as Prepaid Forward Contracts

Subject to additional discussion and/or modification in the applicable terms supplement, the following describes the material U.S. federal income tax consequences of the ownership and disposition of Securities treated as prepaid forward contracts for U.S. federal income tax purposes. However, due to the absence of authorities that directly address instruments that are similar to the Securities, significant aspects of the U.S. federal income tax consequences of an investment in these Securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in these Securities (including possible alternative treatments, some of which are discussed below) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Treatment prior to Maturity.  You should not be required to recognize taxable income or loss over the term of the Securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities.  Upon a sale, exchange or retirement of the Securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the Securities. Your tax basis in the Securities generally should equal the amount you paid to acquire the Securities.

Under Section 988 of the Code, your gain or loss will be treated as ordinary income or loss unless, on or before the date on which you acquire your Securities, you make a valid election pursuant to the Treasury regulations governing foreign currency transactions to treat such gain or loss as capital gain or loss. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available. Assuming that you make a valid election, your gain or loss should be capital gain or loss and

Supplemental U.S. Tax Considerations

should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

To make the election, you must, in accordance with detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your Securities as being subject to the election and file the relevant statement verifying the election with your federal income tax return, or (b) otherwise obtain independent verification of the election.

If you recognize an ordinary loss under Section 988 above an applicable threshold, you will be required to file a disclosure statement with the IRS. You should consult your tax advisor regarding the application of Section 988 to your investment in the Securities, the potential availability of the election under Section 988 and the procedures for making it if it is available, and the loss disclosure rules.

Possible Alternative Tax Treatments of an Investment in the Securities.  If the IRS were successful in asserting an alternative treatment for these Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. For example, it is possible that the Securities could be treated as debt instruments issued by us. Under this treatment, Securities with a term of more than one year, taking into account the last possible date on which the Securities could be outstanding, would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments, as described above under “—Tax Consequences to U.S. Holders—Securities Treated as Contingent Payment Debt Instruments.”

Other U.S. federal income tax treatments of the Securities might also require you to include amounts in income during the term of the Securities and/or might treat all or a portion of your gain or loss on the sale or settlement of the Securities as short-term capital gain or loss, without regard to how long you held the Securities. For example, it is possible that one of certain applications of the Index methodology, a modification of the Index methodology or a substitution of a successor index could be treated as a taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the Securities.

In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security that is:

➢	a nonresident alien individual;

Supplemental U.S. Tax Considerations

➢	a foreign corporation; or
➢	a foreign estate or trust.

You are not a Non-U.S. Holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition of a Security, in which case you should consult your tax advisor regarding the U.S. federal income tax consequences of the disposition of the Security.

Subject to the discussion below in “—Possible Alternative Treatments of Securities Treated as Prepaid Forward Contracts,” there will be no U.S. federal income or withholding tax on payment to you on the Securities or any gain realized on a sale or exchange of the Securities, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable requirements and (ii) those amounts are not effectively connected with your conduct of a U.S. trade or business.

If you are engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with your conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder. In lieu of IRS Form W-8BEN, you may be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax advisor regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if you are a corporation, the possible imposition of a 30% branch profits tax.

Possible Alternative Treatments of Securities Treated as Prepaid Forward Contracts. As described above under “—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Alternative Tax Treatments of an Investment in the Securities,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities without principal protection. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the Securities, possibly on a retroactive basis. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 2007 notice) and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Backup Withholding and Information Reporting

Accruals of OID and proceeds received from a sale, exchange or retirement of the Securities generally will be subject to information reporting unless you are an “exempt recipient” (such as a corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the certification procedures described in the preceding section, you generally will establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Benefit Plan Investor Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Securities by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities. Any person proposing to acquire any Securities on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Governmental and non-U.S. plans are not subject to Section 406 of ERISA or Section 4975 of the Code but may be subject to substantially similar federal, state, local or non-U.S. laws (“Similar Laws”). Upon purchasing the Securities, a Plan or a plan subject Similar Laws will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any Similar Laws. The sale of any Securities to a Plan or a plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plans generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan. The discussion above supplements the discussion under “ERISA Considerations” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Unless otherwise specified in the applicable terms supplement, with respect to each Security to be issued, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the aggregate principal amount of the Securities specified on the front cover of the applicable terms supplement. Each Security will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC intends to resell the Securities they purchase at the original issue price specified in the applicable terms supplement. UBS Securities LLC may resell Securities to securities dealers at a discount from the original issue price applicable to the offered Securities up to the underwriting discount set forth in the applicable terms supplement. In the future, we or our affiliates may repurchase and resell the offered Securities in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Securities. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and the accompanying prospectus in a market-making transaction for any Securities after its initial sale. In connection with any Securities offering, UBS, UBS Securities LLC and any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and the accompanying prospectus electronically. Unless stated otherwise in the confirmation of sale delivered by UBS or its agent, this prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

We may deliver certain Securities against payment for the Securities on or about the fourth or fifth business day following the date of the pricing of the Securities. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or the next succeeding business day will be required, for any offerings in which we expect Securities initially to settle in four or five business days (T+4 or T+5), to specify alternative settlement arrangements to prevent a failed settlement. We will specify any such T+4 or T+5 plan of distribution in the applicable terms supplement.

UBS Securities LLC is an affiliate of UBS and, as such, will have a “conflict of interest” in any offering of Securities within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, any offering of Securities will be conducted in compliance with the provisions of Rule 2720. UBS Securities LLC will not be permitted to sell Securities in any offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.